Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

by and among

RENRE NORTH AMERICA HOLDINGS INC.,

as Issuer,

RENAISSANCERE HOLDINGS LTD.,

as Guarantor,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

Dated as of March 17, 2010

$250,000,000

RenRe North America Holdings Inc.

5.75% Senior Notes due 2020

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of March 17, 2010 (the “Supplemental Indenture”), to the Indenture, dated as of March 17, 2010 (as heretofore amended and supplemented, the “Original Indenture”), by and among RENRE NORTH AMERICA HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), as issuer, having its principal executive office located at 5801 Tennyson Parkway, Suite 600, Plano, Texas 75024, RENAISSANCERE HOLDINGS LTD., a company duly organized and existing under the laws of Bermuda (the “Guarantor”), having its principal executive office located at Renaissance House, 8-20 East Broadway, Pembroke HM 19, Hamilton, Bermuda and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”), having its corporate trust office located at 60 Wall Street, 27th Floor, MS NYC 60-2710, New York, New York 10005, is effective upon the execution hereof by the parties hereto.

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Original Indenture providing for the issuance from time to time of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount;

WHEREAS, the Guarantor has heretofore executed and delivered to the Trustee the Original Indenture providing for the issuance of the Guaranty and indemnity provided for therein and in the Senior Debt Securities Guarantee Agreement (the “Guarantee Agreement”) in respect of the Securities;

WHEREAS, the Original Indenture is incorporated herein by this reference;

WHEREAS, Section 3.1 of the Original Indenture provides that, with respect to any series of Securities to be authenticated and delivered under the Original Indenture, the terms of such series of Securities shall be established by (i) a Board Resolution and Officers’ Certificate or (ii) one or more indentures supplemental to the Original Indenture;

WHEREAS, the Company desires to create, under the Original Indenture, a new series of Securities to be known as its 5.75% Senior Notes due 2020 (the “Senior Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company and the Guarantor, respectively, in accordance with its terms, have been done or performed; and

WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions.

The following defined terms used herein shall have the meanings specified below. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Original Indenture.

“Consolidated Net Worth” in respect of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus, less any accumulated deficit.

“Designated Subsidiary” means any present or future consolidated Subsidiary of the Guarantor, (i) the Consolidated Net Worth of which constitutes at least 10% of the Consolidated Net Worth of the Guarantor and (ii) in which the Guarantor holds, directly or indirectly, equity interests entitled to more than 50% of the profits thereof.

“Interest Payment Date” means, with respect to the Senior Notes only, March 15 and September 15 of each year.

“Regular Record Date” means, with respect to the Senior Notes only, the close of business on March 1 or September 1, as the case may be, immediately preceding each Interest Payment Date.

“Taxing Jurisdiction” means Bermuda or such other jurisdiction in which the Guarantor (or any of its successors under the Guarantee Agreement) may be organized or any political subdivision or taxing authority thereof or therein.

ARTICLE II.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

There is hereby established a new series of Securities under the Original Indenture with the following terms:

Section 2.1. Title.

The title of the series is “5.75% Senior Notes due 2020”.

Section 2.2. Principal Amount.

There are to be issued by the Company, and authenticated and delivered by the Trustee on the date hereof $250,000,000 aggregate principal amount of Senior Notes, and such principal amount of Senior Notes may be increased from time to time pursuant to Section 3.1 of the Original Indenture. All Senior Notes need not be issued on the same date and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Senior Notes, unlimited in principal amount, upon delivery by the Company to the Trustee of either a Board Resolution and Officers’ Certificate or an indenture supplemental to the Indenture, setting forth the original issuance date of such additional Senior Notes. The terms of any such additional Senior Notes will be identical (except as to denomination and the date from which interest shall accrue) to the terms of the Senior Notes initially issued, authenticated and delivered on the date hereof. Any such additional Senior Notes will, together with the previously issued Senior Notes, constitute a single series of Securities under the Indenture.

Section 2.3. Payment of Principal and Interest.

(a) The principal of the Senior Notes shall be due on March 15, 2020, subject to the provisions of the Original Indenture relating to acceleration of maturity. The Senior Notes will bear interest from March 17, 2010, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 5.75% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2010, and at Maturity. The Company will pay interest to the Persons in whose names the Senior Notes are registered on the Regular Record Date for such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(b) If any Interest Payment Date falls on a day that is not a Business Day at the applicable Place of Payment, the interest payment will be postponed to the next day that is a Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after such Interest Payment Date. If the maturity date of the Senior Notes falls on a day that is not a Business Day at the applicable Place of Payment, the payment of interest and principal may be made on the next succeeding Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the Senior Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be.

(c) Payment of the principal and interest due at maturity of the Senior Notes shall be made upon surrender of the Senior Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Senior Notes shall be paid in Dollars. Payments of principal of or interest on the Senior Notes will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

Section 2.4. Optional Redemption.

(a) The Senior Notes will be redeemable, at the option of the Company, at any time as a whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Senior Notes to be redeemed and (ii) the Discounted Present Value of the Senior Notes subject to redemption, plus in each case accrued and unpaid interest on the principal amount of the Senior Notes being redeemed to, but excluding, the Redemption Date. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

As used herein:

“Discounted Present Value” of any Senior Note subject to optional redemption shall be equal to the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the Redemption Date) on such Senior Note discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Senior Notes to be redeemed (the “Remaining Life”), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the Remaining Life.

“Comparable Treasury Price” means (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Banc of America Securities LLC or Citigroup Global Markets Inc. and their respective successors or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means each of (i) Banc of America Securities LLC and Citigroup Global Markets Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (ii) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

(b) If less than all of the Senior Notes are to be redeemed, the Senior Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Senior Notes represented by a global Security, or by the Trustee by a method the Trustee deems to be fair and appropriate (including, without limitation, by lot or on a pro rata basis), in the case of Senior Notes that are not represented by a global Security.

Section 2.5. Redemption for Changes in Withholding Taxes.

The Senior Notes will be redeemable, at the option of the Company, at any time as a whole but not in part, on not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity, at 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date, in the event that the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amounts as a result of: (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after March 17, 2010; or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after March 17, 2010, and, in each case, the Guarantor cannot avoid such obligation by taking reasonable measures available to it. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

Before the Company publishes or mails any notice of redemption of the Notes, it will deliver to the Trustee an Officers’ Certificate to the effect that the Guarantor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an Opinion of Counsel stating that the Guarantor would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Section 2.6. Additional Covenants.

In addition to the covenants set forth in Article 10 of the Original Indenture, each of the following covenants shall be added to Article 10 with respect to the Senior Notes:

(a) Limitation on Liens on Stock of Designated Subsidiaries. So long as any Senior Notes are Outstanding, neither the Company nor the Guarantor will, nor will it permit any of its Subsidiaries to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any Lien upon any shares of Capital Stock of any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the Senior Notes (and, if the Company and the Guarantor so elect, any other Indebtedness of the Company or the Guarantor that is not subordinate to the Senior Notes and the Guarantee, respectively, and with respect to which the governing instruments require, or pursuant to which the Company or the Guarantor, as applicable, is otherwise obligated, to provide such security) shall be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured.

(b) Limitation on Disposition of Stock of Designated Subsidiaries. So long as any Senior Notes are Outstanding and except in a transaction otherwise governed by the Indenture, neither the Company nor the Guarantor will issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than Preferred Stock having no voting rights of any kind) of any Designated Subsidiary, nor will the Company or the Guarantor permit any Designated Subsidiary to issue (other than to the Guarantor, the Company or another Designated Subsidiary) any shares (other than the director’s qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than Preferred Stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Company or the Guarantor, as the case may be, would own, directly or indirectly, less than 80% of the shares of Capital Stock of such Designated Subsidiary (other than Preferred Stock having no voting rights of any kind); provided, however, that (i) any issuance, sale, assignment, transfer or other disposition permitted by the Company or the Guarantor may only be made for at least a fair market value consideration as determined by the Board of Directors or the Guarantor’s Board of Directors, as the case may be, pursuant to a Board Resolution or Guarantor’s Board Resolution, as the case may be, adopted in good faith and (ii) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority. Notwithstanding the foregoing, (i) the Company or the Guarantor, as the case may be, may merge or consolidate any Designated Subsidiary into or with another direct or indirect Subsidiary of the Guarantor the shares of Capital Stock of which the Guarantor owns at least 80% and (ii) the Company or the Guarantor, as the case may be, may, subject to the provisions of Article 8 of the Original Indenture sell, assign, transfer or otherwise dispose of the entire Capital Stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by the Board of Directors or the Guarantor’s Board of Directors, as the case may be, pursuant to a Board Resolution or Guarantor’s Board Resolution, as the case may be, adopted in good faith.

Section 2.7. Form, Currency and Denominations.

The Senior Notes shall be issued in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will be issued in substantially the form set forth in Exhibit A hereto. The Depositary with respect to the Senior Notes shall be The Depository Trust Company.

Section 2.8. Global Securities.

(a) The Senior Notes will be issued in the form of one or more global Securities registered in the nominee name of the Depositary, which shall be Cede & Co. Except under the circumstances set forth in Section 3.5 of the Original Indenture, the global Securities will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in definitive form. Owners of beneficial interests in such a global Security will not be considered the registered owners or Holders of Senior Notes for any purpose.

(b) No global Security representing a Senior Note shall be exchangeable, except for another global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Payment of principal of, any premium or interest on, and any Additional Amounts in respect of, any Senior Note in global form shall be made to the registered Holder thereof.

Section 2.9. Ranking.

The Senior Notes will represent the Company’s direct, unsecured obligations and will rank equally with all of the Company’s other unsubordinated senior indebtedness. The Guarantee will represent the Guarantor’s direct, unsecured senior obligation and will rank equally with all similar guarantee agreements issued by the Guarantor as direct, unsecured senior obligations.

Section 2.10. Miscellaneous.

The Company is not obligated to redeem or purchase any Senior Notes pursuant to any sinking fund or analogous provision. The Senior Notes will not be convertible into shares of Common Stock of the Company and/or exchangeable for other securities. The amount of payments of principal with respect to the Senior Notes shall not be determined with reference to an index, formula or other method or methods. No Senior Notes are issuable upon the exercise of warrants. Each of Section 4.2(2) of the Original Indenture relating to defeasance and Section 4.2(3) of the Original Indenture relating to covenant defeasance shall apply to the Senior Notes, and the covenants subject to Section 4.2(3) and Section 10.6 of the Original Indenture shall include the covenants set forth in, and made applicable to the Senior Notes by, Section 2.6 of this Supplemental Indenture. There will be no Additional Amounts payable by the Company on the Senior Notes.

ARTICLE III.

MISCELLANEOUS PROVISIONS

Section 3.1. Ratification and Incorporation of Original Indenture.

As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture as supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.2. Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 3.3. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in said state.

Section 3.4. Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Company and the Guarantor has executed this Supplemental Indenture by the signature of its authorized officers, and the Trustee has caused this Supplemental Indenture to be executed in its corporate name by its authorized officers, each as of the date above written.

RENRE NORTH AMERICA HOLDINGS INC., as Issuer

By:	/s/ Richard Primerano	Witnessed by:
Name:	Richard Primerano
Title:	CFO	/s/ Nancy Self
		Name:	Nancy Self
		Title:	Assistant Secretary

RENAISSANCERE HOLDINGS LTD., as Guarantor

By:	/s/ Jeffrey D. Kelly	Witnessed by:
Name:	Jeffrey D. Kelly
Title:	CFO	/s/ Dierk A. Flemming
		Name:	Dierk A. Flemming
		Title:	AVP, AGC

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Vice President

EXHIBIT A

[Legend to be removed if the Senior Note is not represented by a global note] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO RENRE NORTH AMERICA HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND SUCH PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.]

RENRE NORTH AMERICA HOLDINGS INC.

5.75% SENIOR NOTE DUE 2020

No.	CUSIP No.: 759891 AA2

Principal Amount:	$[ ]

Regular Record Date:	March 1 or September 1, as the case may be, immediately preceding each Interest Payment Date

Original Issue Date:	[ ]

Maturity Date:	March 15, 2020

Interest Payment Dates:	March 15 and September 15

Interest Rate:	5.75% per annum

Authorized Denomination:	$2,000, or any integral multiple of $1,000 in excess thereof

RenRe North America Holdings Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”, which term includes any successor company under the Indenture referred to below), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [        ] DOLLARS ($[        ]) on the Maturity Date shown above, and to pay interest thereon from March 17, 2010, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above (including the Maturity Date), commencing on September 15, 2010, at the rate of 5.75% per annum until the principal hereof is paid or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (including the Maturity Date) will, as provided in the Indenture, be paid to the Person in whose name this Senior Note is registered at the close of business on the Regular Record Date as specified above next preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Senior Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest established by notice given by or on behalf of the Company to the Holders of Senior Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Senior Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

Payments of interest on this Senior Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Senior Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Senior Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

Payment of the principal of and interest due on the Maturity Date of this Senior Note shall be made upon surrender of this Senior Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Senior Note shall be paid in Dollars. Payments of interest will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

This security is one of a duly authorized issue of debt securities of the Company (herein called the “Securities”), fully and unconditionally guaranteed as to payments of principal, premium, if any, and interest by RenaissanceRe Holdings Ltd., a company duly organized and existing under the laws of Bermuda, as guarantor (the “Guarantor,” which term includes any successor guarantor under the Indenture), all issued or to be issued under and pursuant to an Indenture, dated as of March 17, 2010, as supplemented (the “Indenture”), among the Company, the Guarantor, and Deutsche Bank Trust Company Americas, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto relating to this security (including, without limitation, the First Supplemental Indenture, dated as of March 17, 2010, among the Company, the Guarantor and the Trustee) reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture or any indenture supplemental thereto. This security is one of a series designated on the face as 5.75% Senior Notes due 2020 (the “Senior Notes”), initially limited in aggregate principal amount to $250,000,000, subject to increase as provided in Section 3.1 of the First Supplemental Indenture. Capitalized terms used herein for which no definition is provided herein shall have the respective meanings ascribed thereto in the Indenture.

The Senior Notes are senior unsecured obligations of the Company. The Company’s obligation to pay the principal of, premium, if any, and interest on and Additional Amounts, if any, in respect of the Senior Notes is unconditionally guaranteed on a senior unsecured basis by the Guarantor pursuant to Article 15 of the Indenture.

While this Senior Note is represented by one or more global notes registered in the name of DTC or its nominee, the Company will cause payments of principal of, premium, if any, and interest on this Senior Note to be made to DTC or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by, DTC or its nominee, and otherwise in accordance with such agreements, regulations and procedures.

The Senior Notes will not have a sinking fund.

The Senior Notes will be redeemable, at the option of the Company, at any time as a whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Senior Notes to be redeemed and (ii) the Discounted Present Value of the Senior Notes subject to redemption, plus in each case accrued and unpaid interest on the principal amount of the Senior Notes being redeemed to, but excluding, the Redemption Date. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

As used herein:

“Discounted Present Value” of any Senior Note subject to optional redemption shall be equal to the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the Redemption Date) on such Senior Note discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Senior Notes to be redeemed (the “Remaining Life”), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the Remaining Life.

“Comparable Treasury Price” means (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Banc of America Securities LLC or Citigroup Global Markets Inc. and their respective successors or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means each of (i) Banc of America Securities LLC and Citigroup Global Markets Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (ii) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

If less than all of the Senior Notes are to be redeemed as provided above, the Senior Notes to be redeemed shall be selected by lot by DTC, in the case of Senior Notes represented by a global note, or by the Trustee by a method the Trustee deems to be fair and appropriate (including, without limitation, by lot or on a pro rata basis), in the case of Senior Notes that are not represented by a global note.

The Senior Notes will be redeemable, at the option of the Company, at any time as a whole but not in part, on not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity, at 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date, in the event that the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amounts as a result of: (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after March 17, 2010; or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after March 17, 2010, and, in each case, the Guarantor cannot avoid such obligation by taking reasonable measures available to it. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

The Indenture also contains provisions for defeasance at any time of the entire indebtedness of the Senior Notes and the Guarantee of the Guarantor with respect thereto or of certain restrictive covenants of the Company and the Guarantor with respect to the Senior Notes, in each case, upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the respective rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company or the Guarantor, as applicable, with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on and Additional Amounts, if any, in respect of this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Security Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge or certain other expenses payable in connection therewith.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

The Senior Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Note or Notes to be exchanged at the office or agency of the Company.

This Senior Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and performed in said state.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by its authorized representatives as of the date set forth below.

Dated:

RENRE NORTH AMERICA HOLDINGS INC.

By:
Name:
Title:

Attest:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 5.75% Senior Notes due 2020 referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:
Authorized Signatory

By:
Authorized Signatory